EXHIBIT 5.1

OLSHAN FROME WOLOSKY LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

April 7, 2014

American Bio Medica Corporation

122 Smith Road

Kinderhook, New York 12106

Ladies and Gentlemen:

We are acting as counsel to American Bio Medica Corporation, a New York corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed on April 7, 2014 (as it may be amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering 1,968,168 shares of the Company's common stock, par value $0.01 per share (the “Common Stock”), which are being registered in connection with the proposed sale of the shares of Common Stock by the selling shareholders listed therein.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of New York, we are of the opinion that the 1,968,168 shares of Common Stock included in the Registration Statement, including shares of Common Stock that are issuable pursuant to the exercise of the Company’s warrants to purchase Common Stock, has been duly authorized, and, when issued, delivered and paid for in accordance with the terms and conditions of the instruments governing their issuance, will be legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP